UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.  )*

USG Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

903293405
(CUSIP Number)

October 15, 2003
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                            Rule 13d-1(b)
☒                            Rule 13d-1(c)
☐                            Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 903293405	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 903293405	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 903293405	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 903293405	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* IN; HC

CUSIP NO. 903293405	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 903293405	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 903293405	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 903293405	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hera International Investments Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* CO

CUSIP NO. 903293405	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Antaeus International Investments Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 903293405	13G	Page 11 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Aragon Investments, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER Call options to purchase 927,000 shares of Common Stock 1,480,700 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).
12.	TYPE OF REPORTING PERSON* CO

CUSIP NO. 903293405	13G	Page 12 of 17 Pages

Item 1(a)                                                  Name of Issuer:  USG CORPORATION

1(b)                                                   Address of Issuer’s Principal Executive Offices:

125 South Franklin Street
Chicago, Illinois 60606

Item 2(a)                                                  Name of Person Filing

Item 2(b)                                                 Address of Principal Business Office

Item 2(c)                                                  Citizenship

Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Illinois limited partnership

GLB Partners, L.P. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited partnership

Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited liability company

Kenneth Griffin 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 U.S. Citizen

Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Illinois limited partnership

Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Bermuda company

CUSIP NO. 903293405	13G	Page 13 of 17 Pages

Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company

Hera International Investments Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company

Citadel Antaeus International Investments Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company

Aragon Investments, Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Bermuda company

2(d)                                                   Title of Class of Securities:

Common Stock, par value $0.10 per share

2(e)                                                    CUSIP Number:                903293405

Item 3                                                                If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)                                  ☐                                    Broker or dealer registered under Section 15 of the Exchange Act;

(b)                                 ☐                                    Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)                                  ☐                                    Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)                                 ☐                                    Investment company registered under Section 8 of the Investment Company Act;

(e)                                  ☐                                    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)                                    ☐                                    An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP NO. 903293405	13G	Page 14 of 17 Pages

(g)                                 ☐                                    A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)                                 ☐                                    A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)                                     ☐                                    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)                                     ☐                                    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4                                                                Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

HERA INTERNATIONAL INVESTMENTS LTD.

CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.

ARAGON INVESTMENTS, LTD.

(a)                                  Amount beneficially owned:

Call options to purchase 927,000 shares of Common Stock

1,480,700 shares of Common Stock

(b)                                 Percent of Class:

Approximately 5.6% as of the date of this filing (based on 43,050,592 shares of Common Stock issued and outstanding as of June 30, 2003).

(c)                                  Number of shares as to which such person has:

(i)                                     sole power to vote or to direct the vote:

0

(ii)                                  shared power to vote or to direct the vote:

See item (a) above.

CUSIP NO. 903293405	13G	Page 15 of 17 Pages

(iii)                               sole power to dispose or to direct the disposition of:

0

(iv)                              shared power to dispose or to direct the disposition of:

See item (a) above.

Item 5                                                                Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6                                                                Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7                                                                Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8                                                                Identification and Classification of Members of the Group:

Not Applicable.

Item 9                                                                Notice of Dissolution of Group:

Not Applicable.

Item 10                                                          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

CUSIP NO. 903293405	13G	Page 16 of 17 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 24th day of October, 2003		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing
Director and General Counsel
By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Adam C. Cooper	By:	Citadel Limited Partnership,
	Adam C. Cooper, Senior Managing		its Portfolio Manager
Director and General Counsel
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

CUSIP NO. 903293405	13G	Page 17 of 17 Pages

HERA INTERNATIONAL INVESTMENTS LTD.		CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing Director and General Counsel